EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4/A of Sterling Bancorp of our report dated November 28, 2014, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Sterling Bancorp for the year ended September 30, 2014, and to the reference to us under the caption “Experts”.

/s/ Crowe Horwath LLP

New York, New York
January 23, 2015